RENTAL AGREEMENT

This Rental Agreement (the “Rental Agreement”) is made as of this 1st, day of June, 2014, by and between Ferris Holding Inc., a Nevada corporation (“Lessor”), and BioAdaptives, Inc., a Delaware corporation (“Lessee”). The Creditor and Debtor may each be referred to herein as a “Party” and collectively as the “Parties.”

R E C I T A L S

A. The Lessor, is a related party to the Lessee, and pursuant to this Rental Agreement, has agreed to pay the monthly expense in the amount of $1,500 (One Thousand Five Hundred Dollars) per month on behalf of the Lessee, beginning on June 1, 2014.

B. The Lessee has agreed to enter into this Rental Agreement with the Lessor.

C. The monthly expenses paid on behalf of the Lessee by the Lessor will be accrued and payable on demand by the Lessor.

T E R M S A N D C O N D I T I O N S

NOW THEREFORE, for and in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1. Rate. The Lessor will pay the monthly expense in the amount of $1,500 (One Thousand Five Hundred Dollars) per month. This rate is subject to change and the Lessee will be notified upon any adjustments to this rate in advance by a minimum of 30 days.

2. Location. The Lessee will maintain a rental space paid for by the Lessor beginning on the date of this Rental Agreement at space located at 1003 S. Cimmaron Road, Las Vegas, NV. 89145.

a.	Lessee will have usage and access to the following: Electricity, Restrooms, Water, Kitchen Services, Cleaning Services and high speed Internet Services.

3. Accrual. The monthly expenses paid on behalf of the Lessee by the Lessor pursuant to this Rental Agreement will be accrued and payable on demand by the Lessor. No interest or security deposit will be paid on the amount accrued.

4. Term. The term is month to month.

5. Counterparts. This Assignment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which shall together constitute one and the same instrument

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6. Related Parties. The Lessor and the Lessee are related parties. The Lessor serves as the Lessee’s President, CEO and Chairman of the Board of Directors.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed as of the day and year first written above.

Lessee:	BioAdaptives Inc. a Delaware corporation By:/s/ Barry Epling Name: Barry Epling Title: President & CEO, Chairman
Lessor:	Ferris Holding Inc. a Nevada corporation By:/s/ Barry Epling Name: Barry Epling Title: President

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